UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 18, 2005

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On November 18, 2005, the Board of Directors of Echelon Corporation (“Echelon”) approved accelerating the vesting of approximately 1,200,342 “out-of-the-money” unvested common stock options previously awarded to employees and officers under Echelon’s stock option plans. The exercise prices of the accelerated common stock options range from $8.34 per share to $20.34 per share and have a weighted average exercise price of $10.905 per share. The closing price of Echelon’s common stock on November 18, 2005 was $8.06 per share.

The purpose of the acceleration of these common stock options is to eliminate future stock compensation expense that Echelon would otherwise have been required to recognize in its statement of operations with respect to these common stock options after the adoption of Statement of Financial Accounting Standard No. 123R “Share-Based Payment,” in January 2006. SFAS 123R will be effective for Echelon beginning in the first quarter of 2006, and will require that compensation expense associated with stock options be recognized in the statement of operations, rather than as footnote disclosure in its consolidated financial statements. The maximum reduction in future stock compensation expense has not yet been estimated.

The number of “out-of-the-money” unvested common stock options being accelerated that are held by executive officers and outstanding as of November 18, 2005 were as follows: Anders B. Axelsson, 160,001 options, Kathleen B. Bloch, 118,099 options, Frederik H. Bruggink, 74,377 options and Russell Harris, 104,793.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ Oliver R. Stanfield
Oliver R. Stanfield Executive Vice President and Chief Financial Officer

Date: November 25, 2005